EXHIBIT 99.1

NYSE:	OK
FOR RELEASE:	Immediate
DATE:	February 19, 2001
CONTACT:	Albert T. Potas
(616) 771-1931

Old Kent Authorizes Provisional, Prorata Cash Dividend

          Grand Rapids, Michigan -- At a meeting held on February 19, 2001, the Board of Directors of Old Kent Financial Corporation conditionally authorized a cash dividend. This dividend is predicated upon satisfaction of all requirements for the merger of Old Kent with Fifth Third Bancorp.

          The intent of this cash dividend is to ensure that dividend payments to Old Kent's shareholders will not be adversely impacted by the timing of its merger with Fifth Third Bancorp. Therefore, Old Kent's current regular quarterly cash dividend rate of twenty-four cents ($0.24) per share will be prorated based on the actual number of days between February 12, 2001, the record date of the Corporation's preceding regular dividend, and the anticipated record date for this dividend, which is expected to be March 30, 2001. Fifth Third's next scheduled regular dividend record date is also March 30, 2001.

          Under the specifications for this dividend authorization, Old Kent expects to pay a prorated dividend of 12.267 cents per share on April 13, 2001, to shareholders of record on March 30, 2001, with the amount reflecting a proration for the 46 days from February 13, 2001, to March 30, 2001, inclusive.

Pending Merger:

          On November 20, 2000, Old Kent announced the signing of a definitive agreement for its merger with Fifth Third Bancorp (Cincinnati, Ohio). Under the terms of this agreement, Old Kent's shareholders would receive 0.74 of a share of Fifth Third Bancorp's common stock for each share of Old Kent's common stock. At December 31, 2000, Fifth Third Bancorp had total assets of $46 billion. The common stock of Fifth Third Bancorp is traded in the over-the-counter market through the NASDAQ National Market System under the symbol "FITB."

Description of Old Kent:

          Old Kent is a financial holding company headquartered in Grand Rapids. It operates over 300 banking offices in Michigan, Illinois, and Indiana and a national mortgage lending franchise. At December 31, 2000, Old Kent had total assets of $23.8 billion.

FORWARD LOOKING STATEMENTS

This press release contains certain forward looking statements, including statements of the expected amount and timing of payment of Old Kent's cash dividend and expected record date for the cash dividend, which are statements of beliefs as to the expected future events. Actual results and dates could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, the merger with Fifth Third not being completed within the expected time frame. Old Kent undertakes no obligation to release revisions to these forward looking statements or reflect events or circumstances after the date of this release.

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